Exhibit 8.1

LIST OF SUBSIDIARIES

ZIM has the following, wholly owned subsidiaries:

•	ZIM Technologies do Brazil Ltda., a company incorporated in Brazil that distributes the ZIM IDE Software

•	NuvoBio Inc., a company incorporated in Canada that funds research into genetic therapy solutions.